GEAE-52                                    Contact:  Rick Kennedy   513.243.5805
September 17, 1997                                   Pat Klaus      513.243.4152

                  GE COMPLETES ACQUISITION OF UNC, INCORPORATED

       EVENDALE, Ohio -- General Electric Company today completed its acquisition of UNC, Inc. GE acquired UNC for $330,541,230 in cash, plus the assumption of UNC debt. As announced earlier today, UNC has sold its military contract services business, UNC Aviation Services, to The Carlyle Group.

       In exchange for each share of UNC common stock, shareholders will receive $15. In exchange for each share of UNC Series B preferred stock, shareholders will receive an amount equal to $15 multiplied by the number of shares of UNC common stock into which each share of UNC Series B preferred stock is convertible.

       GE completed its acquisition of Greenwich Air Services, Inc. on September 2, 1997. With this acquisition, GE also acquired the rights to complete Greenwich Air Services' planned merger with UNC, which was announced in February. The Antitrust Division of the U.S. Department of Justice cleared the UNC acquisition last month, and UNC shareholders approved the merger on September 15, 1997.

      UNC, based in Annapolis, Maryland, is a diversified, independent supplier of jet engine maintenance and overhaul with a major focus on smaller jet engines for corporate and military aircraft. UNC's Garrett Aviation Services division, acquired in 1996, provides engine, airframe, and avionics services for business jets and turboprop aircraft.

      The acquisitions of Greenwich and UNC provide GE Engine Services additional facilities in the United States and Scotland. Greenwich services primarily large commercial aircraft engines, as well as marine and industrial aeroderivative engines produced by the world's leading manufacturers.

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          "GE Engine Services strongly believes that aviation services is a global business, and that we must be well-positioned to provide attractive offerings to customers worldwide," said Bill Vareschi, president and CEO of GE Engine Services, Inc. "The acquisition of Greenwich and UNC will assist us in serving the global aviation market quickly, dependably, and affordably."

         GE Engine Services, Inc., a wholly owned subsidiary of General Electric Company and a division of GE Aircraft Engines based in Cincinnati, Ohio, provides overhaul and repair of aircraft engines, components, and accessories, with facilities in the United States, Wales, Brazil, and Singapore.

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